Exhibit 99.1

For Immediate Release

DIGITAL ALLY ANNOUNCES RECORD-BREAKING YEAR AS 2008 REVENUES RISE OVER 65% TO APPROXIMATELY $32.5 MILLION, AND COMPANY ANTICIPATES OVER $50.0 MILLION IN 2009 REVENUES

NEW PRODUCTS AND CONTINUED STRONG DEMAND FOR DVM-500 IN-CAR VIDEO SYSTEMS TO PLAY KEY ROLES IN COMPANY’S GROWTH DURING CURRENT YEAR

OVERLAND PARK, Kansas (January 12, 2009) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, today announced that, on a preliminary unaudited basis, its revenues for the year ended December 31, 2008 increased over 65% to approximately $32.5 million, compared with revenues of $19.4 million in 2007.  The Company expects to report record earnings in 2008, exclusive of non-recurring income tax benefits recorded in 2007, although fourth quarter profitability will be significantly impacted by research and development expenses related to a number of new products to be introduced in coming months.  The Company also provided guidance that management expects 2009 revenues to exceed $50.0 million, for an increase of more than 50% from last year’s levels.

“During our internal budgeting process, we carefully analyzed the current global economic environment, including the possible budget cuts confronting many federal, state and local government agencies,” observed Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc.  “Based upon information currently available, we believe the continued success of our DVM-500 In-Car Digital Video System Integrated into a Rear View Mirror, combined with the anticipated impact of new products on our sales volumes, should allow Digital Ally to increase its 2009 revenues to at least $50.0 million, when compared with record 2008 revenues of approximately $32.5 million.  To illustrate our confidence in this projection, all officers and directors at Digital Ally have agreed to defer 25% of their 2009 monetary compensation until year-to-date sales reach the $50 million threshold.”

“While the current economic recession has definitely slowed equipment procurement timelines at many government agencies, the growing popularity of our DVM-500 In-Car Digital Video system among domestic and international law enforcement agencies, combined with the marketing strength of our World Wide Sales Organization, have positioned Digital Ally to build upon its success through the planned introduction of at least five new products in 2009,” continued Ross.  “We expect that international orders will account for approximately 30% of the Company’s revenues this year.  Digital Ally continues to take market share from competitors, some of which have been weakened significantly by the current market environment, illustrating the critical importance of product performance, innovative engineering and the ability to deliver outstanding value to customers during challenging times such as these.  The recent addition of new Sales, Marketing and Support personnel with extensive experience in law enforcement, school bus and mass transit video equipment sales should serve Digital Ally well as it expands into new markets during the current year.”

“As for the year just ended, while we did not achieve our original sales targets due to the slowing economy and some slippage in new product introductions, we consider our performance outstanding relative to our industry peers.  Initial shipments of our new DVM-750 In-Car Video System, which we expected to contribute to fourth quarter sales, were delayed until later this month.  We believe this delay cost us at least three major contracts that would have bolstered 2008 sales by several million dollars.  In addition, the anticipated receipt of a sizeable international order in December 2008 was postponed until February 2009.  We have received orders for over $1 million of the DVM-750 systems, which have been met with strong acceptance in the marketplace.  As other new products are rolled out in coming months, we are confident that 2009 will establish Digital Ally as a leading innovator of advanced digital surveillance products in a growing number of markets,” concluded Ross.

Regarding the “strategic alternatives” process that has been underway since November 2008, the Company reiterated that it expects a resolution to the process during the first quarter of 2009.  As previously announced, Digital Ally has retained Banc of America Securities as its financial advisor in connection of the Company’s consideration of a range of strategic alternatives designed to enhance shareholder value.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications. The Company’s primary focus is Digital Video Imaging and Storage.  For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.  These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company’s consideration of strategic alternatives will result in a transaction; the Company’s ability to report record pretax earnings for 2008; the Company’s ability to generate at least $50.0 million in revenues in 2009; the Company’s ability to deliver its new product offerings as scheduled and have them perform as planned or advertised; its ability to continue to increase revenue and profits as forecast; its ability to continue to expand its share of the in-car video market in the domestic and international law enforcement communities; whether there will be a commercial market, domestically and internationally, for one or more of its new products; its ability to commercialize its products and production processes, including increasing its production capabilities to satisfy orders in a cost-effective manner; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; its ability to obtain patent protection on any of its products and, if obtained, to defend such intellectual property rights; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-KSB for the year ended December 31, 2007 and Form 10-Q for the nine months ended September 30, 2008 as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com